Exhibit 99.3



                                                 ANTHRACITE CAPITAL, INC.
                                                    TELECONFERENCE CALL
                                                        May 4, 2004
                                                       10:00 am EST


Operator:             Good morning. My name is Carmen and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the Anthracite Capital Inc. First
                      Quarter 2004 Earnings Conference Call.

                      Our host for today's call will be President and CEO, Christopher A. Milner; Chief Financial Officer and Chief Operating Officer, Richard M. Shea; and Director and Senior Counsel of Blackrock Financial Management Inc. Vincent Tritto.

                      All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question, press Star then the number 2 on your telephone keypad.

                      Thank you, Mr. Tritto you may begin your conference.

Vincent Tritto:       Thank you Carmen and good morning. This is Vincent
                      Tritto, I am a Director and Senior Counsel of Blackrock
                      Financial Management, Inc., Anthracite Capital's manager.

         Before Chris Milner and Richard Shea make their remarks, I would like to point out that during the course of this conference call, we may make a number of forward looking statements. We call to your attention the fact that Anthracite's actual results may differ from these statements. As you know, Anthracite has filed with SEC reports which list some of the factors which may cause Anthracite's results to differ materially from these statements. Finally, Anthracite assumes no duty to update any forward-looking statements. Chris

Chris Milner:         Thank you Vincent and good morning everyone. We
                      had a very active first quarter during which we accomplished a number of our previously outlined business objectives. First we closed our third CDO offering in March, just before interest rates increased as a result of improving economic conditions.

                      In addition, we closed one controlling class CMBS transaction and priced another during the first quarter. We were also recently awarded a third CMBS transaction, which we expect will close late in the second quarter.

                      All of these investments will be financed by the ramp facility that was created as part of our recent CDO. We will also use a portion of the proceeds from the CDO offering, which has a weighted average cost of funds of 5%, to redeem our 10% Series B Preferred Stock. This significant cost savings will be reflected in net earnings starting in the second quarter.

                      While our pipeline of high yield commercial investment opportunities continues to grow, competition for such opportunities is becoming increasingly intense. To compete effectively in this environment we have added three new real estate professionals to our staff. We remain committed to our comprehensive underwriting discipline and the addition of these experienced individuals will enhance our ability to complete our transition to a commercial mortgage focused operation.

                      I will now turn the call over to Richard Shea for a brief summary of our financial results for the first quarter.

Richard Shea:         Thank you Chris and good morning everyone. The first
                      quarter earnings for the Company were zero per common share, which includes a one-time charge of 20 cents per share to redeem the Company's 10% Series B Preferred
                      Stock. Before this charge, the earnings obviously were 20 cents per share versus 18 cents per share for the first quarter of 2003.

                      The components of the 20 cents include operating earnings of 28 cents per share and other losses from portfolio repositioning and hedging of 8 cents per share. A breakdown of the 8 cents includes 2 cents for hedging ineffectiveness, which is a formulaic computation under (FAS No.) 133, and as we do additional match funding the noise from this (FAS No.) 133 formula is expected to abate.

                      On the GAAP book value, GAAP book was up for the quarter by 3.5% to $6.87. This is attributable to generally lower long-term interest rates that occurred from December 31 to March 31.

                      Our debt to capital ratio has increased to 7.6 to 1 from
                      4.4 to 1, as a result of two transactions, one being our third CDO and the other one being an acquisition of a commercial loan pool transaction, of which I'll explain more in a moment.

                      Both of these transactions involve the issuance of non-recourse match funded debt. The non-recourse aspect of this debt means the creditors of the Company cannot look to the general assets of the Company if there is a credit loss in excess of the Company's investment. Furthermore, the match funded character of the debt also means that there is no funding rate mismatch. So if short-term rates increase, the cost of this debt remains, fixed. again eliminating an additional financial risk that the Company has faced prior to the issuance of these kinds of liabilities.

                      Another aspect of this debt is that there is no margin call feature to this. So if there is a rate backup in the market, there is no capability of our creditors to call us to make additional payments to additionally collateralize any of these liabilities. So essentially what we've done is increased the debt to capital ratio with non-recourse debt with no short-term rate risk and margin calls, which is a very higher quality type of debt than is generally used in this sector.

                      If we remove these non-recourse match funded liabilities, then our debt to capital ratio drops to 2.0 to 1. All three of the Company's CDOs and the commercial loan pool represent this type of higher quality debt.

                      Our repositioning on the asset side into commercial real estate continues to progress as planned. At quarter-end our total investment portfolio was made up of 82% commercial real estate assets and 18% residential mortgages. This includes the effect of the acquisition of this controlling class CMBS transaction which we listed on our balance sheet as the commercial loan pools. Without this transaction these percentages would be 72% commercial assets and 28% residential. So that compares apples to apples to the percentages we gave at the end of the fourth quarter where commercial asset percentages was 68% at 2003 year-end.

                      If you look at our balance sheet, you can see we have approximately $600 million of exposure in total to RMBS and, as we've been discussing over the last few conference calls that we've had on earnings, we're looking to continue to reduce that level.

                      People have often asked us what level do we think is the right place to be for this. On an absolute basis, we're feeling that about $300 million to $350 million of exposure to RMBS in this area would be adequate for us to consider that we have achieved that goal. And you can see we have made some significant progress towards that as in the same quarter last year we were at well over $1.2 billion of RMBS. So you see we made some significant progress there.

                      One constraint in achieving that objective was the Investment Company Act regulations which require that we have a certain amount of whole pool residential mortgage backed securities. One of the things that we've done with this commercial mortgage loan pool transaction is to essentially mitigate the constraint from that compliance test so that we're able to comfortably meet our compliance requirements with commercial real estate loans.

                      This does represent a slight departure from the way we record other similar type CMBS transactions, but the simplest way to look at this is essentially to net the $1.22 billion of assets against the $1.19 billion that is listed as due to REMIC Trust, which is the liabilities on that particular trust. You get a $23 million investment number and that essentially is the controlling class interest that we purchased.

                      Let me briefly give you some background here. CMBS transactions like these will typically involve a trust that owns mortgage loan pools and will issue non-recourse debt secured by those loans. Typically the Company will buy the high yield securities issued that are generally rated BB or lower, and we record them on our balance sheet at their fair market value.

                      These securities generally represent 3% to 5% of the par value of the underlying loans in the pool. Essentially, our approach now places 100% of the loans in this particular transaction on the Company's balance sheet, rather than just the 3% to 5% of the loans represented by the securities owned.

                      The other securities that are acquired by other investors, not related to the Company are then listed as liabilities of the Company, representing the difference between the face amount of the actual loans owned by the securitization transaction and the high yield securities that the Company actually purchases.

                      So again, the simplest way to look at this is just to net the assets of the $1.22 billion versus the liability of $1.19 billion. This is only a different method of accounting, and it does not affect the risk profile of the Company because all the debt issued, as I said before, is non-recourse to the Company. What this accomplishes is it provides us with additional flexibility to continue making progress on our goal of reducing our RMBS exposure.

                      The next transaction is something that we'll be doing this coming Thursday. We will be redeeming the Series B Preferred Stock for its liquidation preference of $25 per share, for a total cost of $41 million. The Series B Preferred Stock, if you recall, was originally issued at a $6 discount to its liquidation value reflecting its market value at the time of issuance as part of the acquisition of Core-Cap in May of 2000.

                      This series of preferred stock has a coupon of 10% on it. As previously discused. The Company issued $372 million of secured debt through our third CDO, and the weighted average cost of funds on that CDO was 5%. So we're essentially raising 5% cost of capital money to redeem 10% cost of capital preferred stock. This obviously will result in a substantial reduction in the cost of capital that goes directly to our common shareholders.

                      The Company's annualized return on equity on average reported equity for the fourth quarter, was 16.4% and our net interest margin was 3.2%. The ROE is down from last year due to lower market interest rates and the reduced investment in RMBS assets.

                      On the credit side, our loss experience remains consistent with current expectations. Charge-offs during the quarter occurred on six underlying loans that were worked out during first quarter. The total losses that we have recognized since the inception of the Company on these transactions are 37 basis points on total original balances, and delinquencies are currently at 1.08% of unpaid principal balances. Both of these numbers are well within the 2.06% cumulative losses assumption that been used by the Company to report its earnings on a net loss adjusted basis.

                      And so with that, I'll now turn the call back to Chris Milner for discussion of the investments and business outlook.

Chris Milner:         Thank you Richard. The Company's third CDO priced on
                      March 16 in an interest rate environment, where the ten-year Treasury yield was 3.69 and swap spreads were 37 basis points. Today, less than a month later, those rates stand at 4.5% and 49 basis points, indicating that a pricing of the same transaction today would likely cost the Company nearly 100 basis points in additional interest expense annually on the $372 million of debt that was issued.

                      This market timing benefit is increased by the fact that we structured a $50 million ramp facility and are able to buy assets in the current higher interest rate environment with liabilities that were priced at lower rates. This gives us a funding advantage in a highly competitive market environment.

                      Furthermore, we have reduced the Company's exposure to a 50 basis point increase in LIBOR, from 4.5 cents per share one year ago, to 1 cent per share as of March 31. Given the changes in the market sentiment today regarding a potential Fed tightening, this tactical position should reduce earnings volatility going forward.

                      On the asset origination side of our business, we've increased the pace of originations and have been favoring long dated CMBS securities, which can be financed in transactions similar to our CDO and specifically in the CDO ramp facility.

                      While spreads in these assets have decreased due to increased competition, our cost of funding has been reduced as well by our other CDO offerings. In addition, we also maintain our believe that improving economic fundamentals and reduced additions to supply will result in better credit performance for recent vintage CMBS versus the 1999 to 2001 period which was characterized by significantly high and unsustainable rents.

                      Overall we're pleased with the progress that we made during the first quarter and intend to work diligently toward completing our previously outlined business plans in succeeding quarters. But we do acknowledge that our sector has been under significant pressure in recent weeks, we remain committed to taking actions that position the fundamental business of the Company for success and we are pleased with the performance to date.

                      This concludes our prepared remarks and we will open the phone lines to address any questions you may have.

Operator:             At this time I would like to remind everyone, in order
                      to ask a question please press Star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Don Destino from JMP Securities.

Donald Destino:       Hi guys. Couple questions. First, mechanically,
                      can you just walk through how the mortgage pool transaction is going to run through your P&L, I mean, are you going to record interest income on the entire balance and interest expense on the entire balance due and netted out? Or is going to just flow through as kind of interest on the net amount?

Richard Shea:         As we indicated in the press release, your former
                      answer is the right one. We will be booking income based on the loans themselves and we're going to be booking interest expense based on the liabilities that we listed on our books.

                      Really what we're doing is we're returning to what typical banks do, which is put a loan loss provision on our loan pool, consistent with the way we underwrite the CMBS securities now. And you'll just see income, you'll see a loan loss provision and the interest expense on the debt that's being issued as non-recourse debt. So it'll be a lot more consistent with what a typical bank does.

Donald Destino:       Okay that's what I read as well, I guess what confused
                      me was that you don't have the due to REMIC trust listed as a borrowing. Is it not considered borrowing?

Richard Shea:         That's because, Don, the transaction has not settled yet.

Donald Destino:       Oh, okay that makes sense.

Richard Shea:         So you will see that line change to non-recourse debt
                      secured by commercial loans.

Donald Destino:       That explains it.

Richard Shea:         ...in long-term debt. But we will state that separately
                      so it's easy to keep track of.

Donald Destino:       Got it.

Richard Shea:         But not until the certain transaction settles during the
                      first week of April.

Donald Destino:       I got you. And then two questions about the RMBS
                      portfolio. Number one, has this transaction completely gotten rid of your `40 Act issue or compliance issues and therefore there is no `40 act reason to have an RMBS portfolio? Second part of that question is, if that's the case what's the purpose of continuing to even keep a modest RMBS portfolio. And sorry, but the third part of that question will be, if you did decide to exit the RMBS business or at least - or even just pair it down, you know, this week to the $300 million to $350 million you talked about, would you take a hit to equity to sell that at current market rates?

Richard Shea:         We'll take the questions one at a time. The '40 Act
                      requirement has certainly not gone away. We still have issues we have to comply with, such as the '40 Act, tax, and others. This transaction mitigates that issue, it provides us with a lot more flexibility to reduce our RMBS exposure. And that will be happening during the second quarter.

                      I think the second question you had is why didn't we do it at the end of the first quarter, and the answer again was that, the transaction had not settled yet. And we want to be able to move out of these positions from much more of a pure economic perspective without having regulatory constraints hanging over us. So we want to make sure we move out with the positions with their related hedges at the right time.

                      As far as what loss we would take when we move out of those, it remains to be seen. It depends on what the market does, how the hedges perform; but we feel that over the second and third quarters you should see this number approach the $300 million to $350 million that I spoke of and therefore we will have assumed that we've attained our goal. And I guess the final of your questions was, are we going to go to zero for RMBS.

                      As we've said in the past, we did not plan to go to zero. We do anticipate having a small amount of RMBS around, think of it again as a store of liquidity, although much less. But a store of liquidity as we have now, a very significant part of our balance sheet, is in very high quality leverage types of transaction through the three CDOs. So we do feel that a $300 or so million dollar RMBS number will be there for us going forward.

Donald Destino:       Okay great thanks.

Operator:             Your next question comes from Don Fendetti from Wachovia
                      Securities.

Don Fendetti:         Good morning. Just to clarify the accounting on your B
                      Piece assets going forward, is this a one-time transaction or will you account for your deals - all of your deals this way going forward?

Richard Shea:         This does not represent a change in policy that we're
                      going to account for all of our CMBS like this. This is, at the moment, what we're doing with this one transaction. If there's a reason for us to do it for additional transactions, we will continue to evaluate that. But this is not a change in policy that we will be doing it with all transactions going forward.

Don Fendetti:         Okay and can you clarify exactly why, what made this
                      transaction different than others?

Chris Milner:         In terms of the actual technical change in the control
                      mechanism?

Don Fendetti:         Correct.

Richard Shea:         There's a rule out there in the accounting literature
                      called (FAS) 140, which defines what is a qualifying special purpose entity. If you have a limited amount of slightly limited amount of, business judgment discretion on the underlying collateral pool, then you quality as a QSPE, and therefore you do not gross up the balance sheet in this manner. If you remove some of that very small limitations on that exercise of business judgment, you do not qualify as a QSPE under (FAS) 140, therefore you become subject to the rules under something else called (FIN) 46, which is a very technical accounting statement that drives most accountants crazy but what it does essentially it pulls you into a more of a gross up position, which is where we ended up with it. And obviously that was what we were intending to do.

Don Fendetti:         Okay.

Chris Milner:         For those of you that have been involved in this
                      industry for awhile, you may remember over the - what was it, 15 months ago, FIN 46 came across and generated a fair amount of angst amongst buyers of this type of product because there had to be a number of changes made to the documents to keep these types of transactions from being consolidated onto the balance sheets of the buyers.

                      Effectively in simplistic terms, what we did was document this transaction in the same way that transactions were documented prior to the implementation of that (FIN) 46 accounting pronouncement. And as a result it did not comply with today's standards in consolidating the transaction.

Richard Shea:         Additionally, and I want to repeat this doesn't change
                      any of the risk of what we're doing. This is exactly the same type of security that we normally buy, this is our eleventh such transaction. The only thing that's changing here is the accounting.

Don Fendetti:         Okay.

Chris Milner:         And the point that I'm making is the actual
                      documentation is similar to the first...

Richard Shea:         Right it's...

Chris Milner:         ...8 or 9 deals that we did.

Richard Shea:         Yes, it's basically identical, there's just a very minor
                      technical tweak that was made to allow us to achieve this objective.

Don Fendetti:         Okay. If I could shift gears to mezzanine lending, we
                      continue to hear about the large volume of transactions in the marketplace. But yet it seems like
                      Anthracitecontinues to be a relatively small player in that business. Any thoughts on where you might go with your mezzanine lending?

Chris Milner:         Well I think we continue to expand the mezzanine lending
                      business. If you'll recall, the primary mezzanine lending activities that have been in Anthracite's bailiwick of late have been accomplished through the Carbon Capital mezzanine fund vehicle, that BlackRock also manages. And that vehicle has continued to see its investments increase. And in fact, in addition to that, Anthracite has put significant amounts of capital into the mezzanine sector.

                      Whether or not we will expand that activity consistent with some other market players remains to be seen. I think we continue to see significant amounts of capital coming into the market. Competition is increasing and we have not taken an approach that we are going to compromise our underwriting or significantly compromise the return profile that we're willing to accept in order to significant increases in volume. But actually we're overall pretty content and pleased with the pace of investing in that particular sector.

Don Fendetti:         Okay great. Good quarter, take care.

Operator:             Your next question comes from Richard Shane from
                      Jefferies and Company. Mr. Shane your line is now open you may proceed with your question.

Richard Shane:        Hi, sorry about that guys. Couple of high level
                      questions and then couple detailed. There's no outlook in terms of dividend in the press release. Historically you've given some sort of guidance there. Would you just want to talk about that a little bit?

                      Also could you talk about pricing for the un-rated CMBS
                      - in the non-investment grade CMBS market and level of competition you're seeing there? And then the last question is, what is your achievement of loss expectation on the new (traunch) that you just purchased?

Richard Shea:         On the dividend side we don't see any change in
                      our dividend policy. We remain comfortable at 28 cents.
                      We have set out previously that that was an objective to get the Company's operating earnings and then as well as the GAAP earnings to be at that level on a consistent basis, quarter over quarter. I think we've made some good progress to maintain that stability, I think we still have some work to be done there. But we remain fairly comfortable with that. Now as market environment changes, our assessment of that will change as well. But
                      I think as of right now, we're pleased with the progress we've made towards that goal.

Chris Milner:         With respect to the subordinated CMBS market
                      environment, we do continue to see new entrants to the market and as a result those new entrants are actively competing to deploy the capital that they've recently raised. We have seen spreads in yields come down as a result. I think that we expect that that will likely continue for some period of time absent a shock to the aggregate market in the unexpected at this point.

                      I think the technical nature of the market right now and the amount of capital that finds real estate assets attractive - not to mention higher yielding assets attractive, is overwhelming the supply at this point in time. And so we do continue to see spreads come in. I think Anthracite's competitive position at this point in time is significantly benefited the Company's as one of the premier issuers of CDOs liabilities.

                      A fair amount of time has been spent on this call and in other discussions talking about that because we do believe it's of significant importance. Our ability to issue long dated fixed rate assets at very competitive rates gives the Company a funding advantage that allows us to compete effectively. In other words, if spreads and after loss yields have come down by a certain amount, it's our belief that our cost of capital, particularly with respect to liabilities, has come down by at least that amount if not more. Therefore, the return on equity that we're able to generate for our shareholders has, in our assessment, stayed the same or possibly even improved somewhat.

Richard Shane:        On this class of assets, yes.

Chris Milner:         On this particular class of assets. That's particularly
                      the case for transactions that we are putting into the ramp facility, given the changes in market rates that we discussed a little bit ago. We definitely have a competitive funding advantage for those assets. And I think we do expect to capitalize on that in the coming weeks and quarter.

Richard Shane:        Great and then the last question was what was the
                      lifetime loss assumption on the new CMBS?

Richard Shea:         As we indicated, on a weighted average basis, our
                      general loss assumption that collateral pools is just over 2%. And that's generally the way we've been underwriting everything, including the three deals that Chris referred to earlier. And I don't see a significant deviation from that. You know, having said that, I could see that if the economy continues to improve, the collateral quality that we look at on a case-by-case basis, every pool is going to be different.

                      It is possible that that number will come down from 2% if the economy continues to improve, but it really depends on actual results what we see out there in terms of economic activity. As well as the types of loans that are in a particular pool.

Richard Shane:        Thank you.

Operator:             Once again I would like to remind everyone, in order to
                      ask a question, please press Star then the number 1 on your telephone keypad. Your next question comes from Bob
                      Napoli with Piper Jaffray.

Robert Napoli:        Good morning. Just wanted to clarify a couple
                      things before I post questions. But essentially the net economic effect from the REMIC trust through your P&L is going to be just tied to the $23 million you invested

Richard Shea:         That's correct.

Robert Napoli:        Correct?

Richard Shea:         Yes.

Robert Napoli:        Now, is that the net P&L effect that we're going
                      to see accounting - P&L effect that we're going to see as well the net effect is just going to be tied - or is there some other accounting reserving and other issues that flow through your P&L that throw off, at least temporarily, the economic effects of your investment versus the GAAP accounting result?

Richard Shea:         I don't think there's going to be a significant
                      change or difference between the way we would have booked the securities themselves on a loss adjusted yield basis the way we do with everything else, versus the process that we will be setting up which will be one where there is a loss provision. Since a loss provision will be set up based on the exact same underwriting standards that we use for our CMBS, I don't see there being a significant deviation. Though there may be some minor differences due to timing.

                      One of the things that I think may actually be a positive is that we no longer have to follow EITF 99-20, where you actually have to measure loss adjusted yields on each security in the trade, but you just have this simple loss provision which could actually simplify the way these things are indicated. But really to answer your question more directly I think that there will be very modest minor changes from what the loss adjusted yield would have resulted in because everything else is really identical. The underwriting is going to be the same.

Robert Napoli:        Okay.

Richard Shea:         So it'll flow through pretty much the same as it would
                      have had we just put them on...

Chris Milner:         I think it's fair to say that we would expect that those
                      modest variations wouldn't be material.

Richard Shea:         Right.

Robert Napoli:        Okay. And as you said you don't expect future
                      transactions to be structured like this?

Robert Napoli:        Now, the leverage cap. What, you know, kind of
                      backing those out of leverage. The backing of the net and just effecting the balance sheet for the net effect, what is your outlook for leverage at this point? Where -
                      I mean are you relatively maxed out on leverage at this point, I mean you're getting your leverages tweaked up a bit, even X that, and what is - where are you comfortable in leverage, where are you limited on leverage, and maybe give some outlook on that?

Richard Shea:         I think that's a good question. As I indicated before
                      there's two types of leverage now in the Company. One, which is the non-recourse match funded type, which we very much look to to issue that as much as we can to reduce the financial risk of the Company. So I think you really need to look at both of the numbers that I alluded to earlier, which is not just 7.6 to 1, but also the 2 to 1, which is the non-recourse leverage.

                      And I think that as we go forward, the non-recourse leverage generally will increase and I think the recourse leverage will generally decrease. Although in between issuing CDOs, you'll probably see some isolation there, whereas the full recourse leverage will move up a little bit as we aggregate assets to do CDO number four. And then once we do that, you'll see that number drop down again. I could see that moving from its current state to 2 to 1, up to maybe three or 3 1/2 to 1 and then coming back down again, just on the full recourse leverage as we add additional non-recourse liabilities.

                      And then over a long period of time I anticipate you'll see more and more of the Company's liabilities and with higher quality type of liability with the non-recourse match funding.

Chris Milner:         But then given that type of structure you
                      probably will see leverage over a long period of time on the aggregate basis, non-recourse and recourse.
                      Potentially rising somewhat because as we generate a diversified pool of non-recourse liabilities the benefits of that non-recourse characteristic improve.

                      In other words, when we just had one large CDO, and most of our assets were inside of that transaction the benefits of non-recourse financing were limited by the fact that substantially all of our equity matched those liabilities. And so while we may not have been exposed to the liabilities substantially all of the Company's equity was vested in that transaction.

                      As we go forward to CDOs, four, five and six, and we begin to diversify our equity commitment to each individual transaction, the value of that non-recourse financing increases significantly.

Robert Napoli:        Okay. With respect to your Series C Preferred Stock, do
                      you have any intent to redeem the Series C Preferred?

Chris Milner:         No we don't. That was issued in May 2003. It's not
                      redeemable for - it was a non-call five, therefore it's not redeemable four years approximately.

Robert Napoli:        Okay.

Robert Napoli:        And can you be more specific on the new competition that
                      you're seeing? Like name names of some of the B players?

Chris Milner:         If we could do that offline Bob.

Robert Napoli:        Okay.  All right thank you.

Operator:             Your next question comes from Don Destino from JMP
                      Securities.

Donald Destino:       Hi guys, I just had a follow-up on the competitive
                      environments. I think it's pretty uncontroversial that you guys, at least accounting wise, are much more conservative or at least more conservative than some of your public comps in terms of accumulative loss assumptions. Is that a competitive disadvantage when you're out bidding for business?

                      In other words, is that just a pure earnings recognition conservatism or are you guys more conservative in your loss assumptions when you're out bidding for business? And if that's the case, I would think it would be very difficult for you to win business in this kind of environment. Can you kind of comment on that?

Chris Milner:         Sure I'll take the first attempt at that then
                      I'll have Richard discuss the accounting implication.
                      But from a competitive bidding standpoint, frankly it probably is a bit of an offset to the competitive advantage that describe, with respect to funding, to the extent that our loss expectations exceed the competitor on the other side of the transaction. We are at a disadvantage unless our aggregate yield expectations are lower than theirs.

                      And remember that there's multiple variables in this equation, right? The assets in question, the losses that you anticipate you will incur and the cost of capital that you have from an equity standpoint and from the debt standpoint in order to generate your leveraged returns to your investors.

                      So, we may have a higher loss expectation. And, as a result, a lower loss adjusted yield expectation. And that could conceivably be a disadvantage. It's our understanding of the market, and belief that the combination of our funding advantage and the fact that in today's environment with public vehicles, I think, have somewhat of a cost of equity capital advantage as well as compared to some of the private vehicles that may still be emitting 20% plus type return profiles to their investors.

                      And so when you bring all of these things together, we do believe that at the end of the day this approach is the most consistent and conservative and on balance we think we have a competitive funding advantage overall for the Company.

Donald Destino:       Got it. That's helpful, thank you very much.

Operator:             There are no further questions at this time. Mr. Milner,
                      do you have any closing remarks?

Chris Milner:         We would like to thank everyone for their continued
                      support. We've run through a number of the issues that we're facing and we will continue to diligently pursue our business.

                      If you have any questions, feel free to give either Richard or myself a call and we will report back to you a quarter from now. Thank you.

Richard Shea:         Thank you.

Operator:             Thank you for participating in today's Anthracite
                      Capital Inc. First Quarter 2004 Earnings Conference
                      Call. You may disconnect at this time.


                                      END